UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RING ENERGY, INC.

(Exact name of registrant as specific in its charter)

Nevada	1311	90-0406406
(State of jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or organization)	Classification Code Number)	Identification NO.)

6555 S. Lewis Ave, Suite 200

Tulsa, OK  74136

(918) 499-3880

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William R. Broaddrick

Chief Financial Officer

6555 S. Lewis Ave, Suite 200

Tulsa, OK  74136

(918) 499-3880

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark L. Jones

Allison A. Danna

Burleson LLP

700 Milam Street, Suite 1100

Houston, Texas 77002

(713) 358-1791 (Phone)

(713) 358-1717 (Fax)

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement as determined by market conditions.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  X .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer       .

Accelerated filer       .

Non-accelerated filer         .

Smaller reporting company   X .

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $.001 per share	5,000,000	$14.55	$72,750,000	$9,923.10

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall include such indeterminate number of shares of common stock as may become issuable under the applicable plan as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(2)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended, on the basis of the average high and low prices of common stock of Registrant reported on the NYSE MKT for September 26, 2013.

INTRODUCTION

Ring Energy, Inc. (“Ring,” “we,” “us,” or “our”) is filing this Registration Statement with the United States Securities and Exchange Commission (the “Commission”) for the purpose of registering 5,000,000 shares of our common stock, par value $.001 per share (the “Common Stock”), for issuance under the Ring Energy, Inc. Long-Term Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*

*This Registration Statement on Form S-8 (this “Registration Statement”) relates to the Ring Energy, Inc. Long-Term Incentive Plan (the “Plan”). With respect to the Plan, the documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the introductory note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3.  Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” certain information we have filed with the Commission into this Registration Statement, which means that we are disclosing important information to you by referring you to other information we have filed with the Commission. The information we incorporate by reference is considered part of this Registration Statement. We specifically are incorporating by reference the following documents filed with the Commission (excluding those portions of any Form 8-K that are furnished and not deemed “filed” pursuant to the General Instructions of Form 8-K):

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on April 1, 2013;

•

Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed May 14, 2013;

•

Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013, filed August 13, 2013;

•

Current Report on Form 8-K dated January 22, 2013, filed January 24, 2013;

•

Current Report on Form 8-K/A dated November 19, 2012, filed February 5, 2013;

•

Current Report on Form 8-K dated June 8, 2013, filed August 23, 2013;

•

Current Report on Form 8-K dated September 1, 2013, filed on September 5, 2013; and

•

The description of our Common Stock, which is contained in our registration statement on Form S-1 (Registration No. 333-191482, filed September 30, 2013, as updated or amended in any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Ring Energy, Inc.

6555 S. Lewis Ave, Suite 200

Tulsa, OK  74136

(918) 499-3880

Attention:  William R. Broaddrick

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Under the provisions of Section 78.7502 of the Nevada Revised Statutes (the “Nevada Act”), the Registrant is required to indemnify any present or former officer or director against expenses arising out of legal proceedings in which the director or officer becomes involved by reason of being a director or officer, if the director or officer is successful in the defense of such proceedings. Section 78.7502 also provides that the Registrant may indemnify a director or officer in connection with a proceeding in which he is not successful in defending if it is determined that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant or, in the case of a criminal action, if it is determined that he had no reasonable cause to believe his conduct was unlawful, and in either event, provided the director is not liable for a breach of the duties set out in Section 78.138 of the Nevada Act. Liabilities for which a director or officer may be indemnified include amounts paid in satisfaction of settlements, judgments, fines and other expenses (including attorneys’ fees incurred in connection with such proceedings). In a stockholder derivative action, no indemnification may be paid in respect of any claim, issue or matter as to which the director or officer has been adjudged to be liable to the Registrant (except for expenses allowed by a court).

The Registrant’s Articles of Incorporation and By-Laws provide for indemnification of directors and officers of the Registrant to the full extent permitted by applicable law. Under the provisions of the Registrant’s By-laws, the Registrant is required to indemnify officers or directors (while the current provisions of Section 78.7502 of the Nevada Act provide for “permissive” indemnification. Except with respect to stockholder derivative actions, the By-law provisions generally state that the director or officer will be indemnified against expenses, amounts paid in settlement and judgments, fines, penalties and/or other amounts incurred with respect to any threatened, pending or completed proceeding, provided that (i) such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

The foregoing standards also apply with respect to the indemnification of expenses incurred in a stockholder derivative suit. However, a director or officer may only be indemnified for settlement amounts or judgments incurred in a derivative suit to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

In accordance with the Nevada Act, the Registrant’s Articles of Incorporation contain a provision to limit the personal liability of the directors of the Registrant for violations of their fiduciary duty. This provision eliminates each director’s liability to the Registrant or its stockholders, for monetary damages except (i) for acts or omissions not in good faith or which involve intentional or reckless misconduct or a knowing violation of law, and (ii) under Section 78.300 of the Nevada Act providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty including any such actions involving gross negligence.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Here-with
4.1	Articles of Incorporation (as amended February 6, 2013)	10-K	000-53920	3.1	4/1/13
4.2	Current Bylaws	8-K	000-53920	3.2	1/24/13
4.3	Ring Energy Inc. Long Term Incentive Plan, as Amended	8-K	000-53920	99.3	1/24/13
4.4	Form of Option Grant for Long-Term Incentive Plan	10-Q	000-53920	10.2	8/14/12
5.1	Opinion of Gordon Silver					X
23.1	Consent of Hansen, Barnett & Maxwell, P.C.					X
23.2	Consent of Williamson Petroleum Consultants, independent petroleum engineers					X
23.3	Consent of W. Craig Gaines Consulting Petroleum Engineer					X
23.4	Consent of Gordon Silver (included in Exhibit 5.1)					X

Item 9.   Undertakings.

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on September 30, 2013.

Ring Energy, Inc.

By: /s/ Kelly Hoffman
Mr. Kelly Hoffman
Chief Executive Officer

Date: September 30, 2013

By: /s/ William R. Broaddrick
Mr. William R. Broaddrick
Chief Financial Officer

Date: September 30, 2013

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

/s/ Lloyd T. Rochford	/s/ Anthony B. Petrelli
Mr. Lloyd T. Rochford	Mr. Anthony B. Petrelli
Director	Director

Date: September 30, 2013	Date: September 30, 2013

/s/ Stanley McCabe	/s/ David A. Fowler
Mr. Stanley McCabe	Mr. David A. Fowler
Director	Director

Date: September 30, 2013	Date: September 30, 2013

/s/ Clayton E. Woodrum	/s/ Kelly Hoffman
Mr. Clayton E. Woodrum	Mr. Kelly Hoffman
Director	Director

Date: September 30, 2013	Date: September 30, 2013